SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary proxy statement          [  ]  Confidential, For Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               CNB FINANCIAL CORP.
                (Name of Registrant as Specified in Its Charter)

                                       N/A
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

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         (2)  Aggregate number of securities to which transaction applies:

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         (3)  Per unit price or other underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)  Proposed maximum aggregate value of transaction:

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         (5)  Total fee paid:


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

The following is a press release issued by the Company on July 25, 2001:

FOR IMMEDIATE RELEASE:

Contact:          Peter J. Corso
                  Executive VP & Treasurer
                  (518) 673-3243

            CNB FINANCIAL CORP. REPORTS SECOND QUARTER 2001 EARNINGS

CNB Financial Corp. (Nasdaq: CNBF) today announced that core cash earnings, were $0.28 diluted earnings per share, or $2.065 million for the quarter ended June 30, 2001 compared to $0.34 diluted earnings per share, or $2.543 million for the same period in 2000. Core cash earnings, as reported by the Company, excludes goodwill amortization, securities write-downs, and a transition adjustment for the cumulative effect of a change in accounting principle. Diluted earnings per share, stated in accordance with generally accepted accounting principles, were $0.25, or $1.865 million for the quarter ended June 30, 2001, compared to $0.25 diluted earnings per share, or $1.912 million for the same period in 2000. Diluted earnings per share were $0.52, or $3.881 million for the six-months ended June 30, 2001, compared to $0.54, or $4.096 million for the same period in 2000.

The primary reason for the decrease in core cash earnings for the quarter ended June 30, 2001 when compared to the same period in 2000 can be attributed to a decrease in the Company's net interest margin. The Company's net interest margin for the quarter ended June 30, 2001 was 3.49%, a decrease of 43 basis points from net interest margin of 3.92% for the same period in 2000. The decrease in net interest margin resulted in a decrease of $656,000 in net interest income for the quarter ended June 30, 2001 when compared to the same period in 2000. The Company anticipates that the net interest margin will increase in the third quarter of 2001.

Total loans and leases outstanding at June 30, 2001 amounted to $546.895 million as compared to $531.384 million and $497.454 million at March 31, 2001 and June 30, 2000, respectively. The increase from the prior year is primarily the result of continued focus on commercial and residential mortgage lending. Total assets at June 30, 2001 amounted to $992.601 million compared to $945.162 million at June 30, 2000. Total deposits increased from $792.448 million at June 30, 2000 to $839.609 million at June 30, 2001. The increase in deposits is primarily related to entering several new markets during 1999 and 2000.

On June 19, 2001, the Company announced it entered into a definitive agreement to merge into NBT Bancorp Inc. Under the terms of the agreement, the Company's stockholders will receive 1.2 shares of NBT Bancorp Inc. common stock for each share of CNB Financial Corp. common stock. The merger, which has been unanimously approved by the boards of directors of CNB Financial Corp. and NBT Bancorp Inc., is subject to regulatory approvals as well as approvals by each company's shareholders and is expected to close in the fourth quarter of 2001.

Headquarted in Canajoharie, New York, CNB Financial Corp. is the holding company for Central National Bank, Canajoharie, and Central Asset Management, Inc. Central National Bank provides a broad range of deposit and loan products to area consumers, businesses and government entities. The Bank operates 29 full service branch offices and two financial service centers throughout nine counties in Central New York. Central Asset Management provides investment advisory services. Visit our web site on the World Wide Web at http://www.canajocnb.com.

Except for historical information contained herein, the matters discussed in this news release and other information contained in CNB Financial Corp.'s Securities and Exchange Commission filings may express "forward-looking statements". Those "forward-looking statements" may involve risks and uncertainties, including statements concerning future events or performance and assumptions and other statements that are other than statements of historical facts. CNB Financial Corp. wishes to caution readers not to place undue reliance on any "forward-looking statements", which speak only as of the date made. Readers are advised that various risk factors, including but not limited to: (1) credit risk, (2) interest rate risk, (3) competition, (4) technology risk, (5) changes in the regulatory environment, (6) changes in general business and economic trends, and (7) delay of or failure to complete the merger with NBT Bancorp. Inc., could cause the actual results or circumstances for future periods to differ materially from those anticipated or projected. CNB Financial Corp. does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to any "forward-looking statements" to reflect the occurrence of unanticipated events or circumstances after the date of such statement.

This news release may be deemed to be solicitation material in respect of the proposed merger of CNB Financial Corp. (CNB) with NBT Bancorp Inc. (NBT) pursuant to an Agreement and Plan of Merger, dated as of June 19, 2001, by and between NBT and CNB (the Agreement). Filing of this news release is being made in connection with Regulation of Takeovers and Security Holder Communications (Release No. 33-7760, 34-42055) promulgated by the Securities and Exchange Commission (SEC).

CNB and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Agreement. These directors and executive officers include the following: Van Ness D. Robinson, Donald L. Brass, Peter J. Corso, Holly C. Craver, Michael D. Hewitt, J. Carl Barbic, Joseph A. Santangelo and John P. Woods, Jr. As of May 31, 2001, these directors and executive officers beneficially owned in the aggregate 586,026 shares, or approximately 7.90 percent of CNB's outstanding common stock. Additional information about the directors and executive officers of CNB is included in CNB's proxy statement for its 2001 Annual Meeting of Shareholders dated April 3, 2001.

In conjunction with the proposed merger, NBT will file with the SEC a registration statement on SEC Form S-4. The registration statement will contain a joint proxy statement/prospectus, which describes the proposed merger of NBT and CNB and the proposed terms and conditions of the merger. Stockholders of NBT and CNB are encouraged to read the registration statement after it is filed and the joint proxy statement/prospectus contained in the registration statement, because these documents will contain important information about the merger. The registration statement, including the joint proxy statement/prospectus, will be available for free, both on the SEC's web site (www.sec.gov) or by contacting NBT Bancorp Inc., Attention: Michael J. Chewens, 52 South Broad Street, Norwich, New York 13815, telephone 607-337-6520; or CNB Financial Corp., Attn: Holly C. Craver, 24 Church Street, Canajoharie, New York 13317, telephone 518-673-3243

Pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934.

                               CNB FINANCIAL CORP.
                  SUMMARY OF UNAUDITED QUARTERLY FINANCIAL DATA

                                                              2001                      2000
                                                      30-JUN        31-MAR      31-DEC        30-JUN
                                             -------------------------------------------------------
                                                                  (Amounts in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS
Cash and due from banks                             $  14,319    $  15,725    $  16,528    $  19,350
Federal funds sold                                       --          3,700         --           --
Trading securities                                      9,550        6,994         --           --
Securities available for sale                         388,066      372,090      365,409      390,192
Loans and leases                                      546,895      531,384      533,112      497,454
Allowance for loan and lease losses                    (8,435)      (8,277)      (8,145)      (8,736)
                                                    ---------    ---------    ---------    ---------
  Net loans and leases                                538,460      523,107      524,967      488,718
                                                    ---------    ---------    ---------    ---------
Goodwill                                               17,471       17,804       18,135       18,799
Other real estate owned and
  repossessed assets                                      941        1,102        1,134          888
Other assets                                           23,794       23,842       25,167       27,215
                                                    ---------    ---------    ---------    ---------
Total assets                                        $ 992,601    $ 964,364    $ 951,340    $ 945,162
                                                    =========    =========    =========    =========


Non-interest-bearing deposits                       $  79,138    $  65,458    $  69,134    $  66,240
Interest-bearing deposits                             760,471      764,106      730,804      726,208
                                                    ---------    ---------    ---------    ---------
Total deposits                                        839,609      829,564      799,938      792,448

Short-term borrowings                                  50,871       32,280       52,605       65,628
Long-term borrowings                                    5,385        5,560        5,658        5,851
Other liabilities                                      12,942       13,712       11,993        9,175
                                                    ---------    ---------    ---------    ---------
Total liabilities                                     908,807      881,116      870,194      873,102

Capital securities                                     18,000       18,000       18,000       18,000

Stockholders' equity                                   65,794       65,248       63,146       54,060
                                                    ---------    ---------    ---------    ---------
Total liabilities, capital securities,
  and stockholders' equity                          $ 992,601    $ 964,364    $ 951,340   $  945,162
                                                    =========    =========    =========   ==========


CONDENSED CONSOLIDATED INCOME STATEMENTS

Interest income                                     $  16,998    $  17,275    $  17,740   $   17,597
Interest expense                                        9,023        9,339       10,006        8,966
                                                    ---------    ---------    ---------    ---------
Net interest income                                     7,975        7,936        7,734        8,631
Provision for loan  and lease losses                      360          260          395          320
                                                    ---------    ---------    ---------    ---------
Net interest income after
  provision for loan and lease losses                   7,615        7,676        7,339        8,311
                                                    ---------    ---------    ---------    ---------
Non-interest income:
Service charges on deposit accounts                       759          633          697          644
Net gain (loss) on securities transactions (1)            224          640         (808)        (645)
Other income                                              472          472          516          567
                                                    ---------    ---------    ---------    ---------
  Total non-interest income                             1,455        1,745          405          566
                                                    ---------    ---------    ---------    ---------

Non-interest expenses:
Salaries and employee benefits                          2,398        2,666        2,046        2,305
Occupancy and equipment                                   798          811          646          700
Data processing                                           678          714          680          610
Goodwill                                                  331          332          332          331
Capital securities                                        361          427          427          420
Other expenses                                          1,815        1,512        2,403        1,916
                                                    ---------    ---------    ---------    ---------
  Total non-interest expenses                           6,381        6,462        6,534        6,282
                                                    ---------    ---------    ---------    ---------

Income before income tax expense and
 cumulative effect change in accounting principle       2,689        2,959        1,210        2,595
Income tax expense                                        824          848          360          683
                                                    ---------    ---------    ---------    ---------
Net income before cumulative effect
 change in accounting principle                         1,865        2,111          850        1,912

Cumulative effect change in accounting principle,
 net of tax (2)                                          --            (95)         --           --
                                                    ---------    ---------    ---------    ---------
Net income                                          $   1,865    $   2,016    $     850   $    1,912
                                                    =========    =========    =========   ==========

(1) Includes write-downs taken for the other-than-temporary impairment on corporate debt securities totaling $1.181 million and $720,000 for the quarters ended December 31, 2000 and June 30, 2000, respectively.

(2) Cumulative effect change in accounting principle is due to the adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities", which resulted in a $159,000 pre-tax transition adjustment.

                                                                  (Dollars in thousands, exluding per share amounts)
FINANCIAL HIGHLIGHTS
Per common share:
Basic earnings - Before cumulative effect (1)       $          0.25        $        0.28     $         0.11     $        0.26
Basic earnings - After cumulative effect (1)        $          0.25        $        0.27     $         0.11     $        0.26
Diluted earnings - Before cumulative effect (1)     $          0.25        $        0.28     $         0.11     $        0.25
Diluted earnings - After cumulative effect (1)      $          0.25        $        0.27     $         0.11     $        0.25
Core cash diluted earnings (2)                      $          0.28        $        0.31     $         0.23     $        0.34

Common shares outstanding:
Average - diluted                                             7,508                7,495              7,485             7,507
Period end                                                    7,421                7,474              7,474             7,475

Return on (annualized):
Average assets                                                 0.76%                0.86%              0.36%             0.81%
Average stockholders' equity                                  11.49%               12.66%              5.82%            14.23%
Average assets - core cash (2)                                 0.84%                0.98%              0.74%             1.08%
Average stockholders' equity - core cash (2)                  12.72%                4.51%             12.05%            18.92%

Yield on average earning assets (3)                            7.38%                7.79%              7.84%             7.91%
Cost of interest-bearing liabilities                           4.42%                4.77%              5.00%             4.52%
Net interest spread (3)                                        2.96%                3.02%              2.84%             3.39%
Net interest margin (3)                                        3.49%                3.60%              3.43%             3.92%

Loan quality:
Nonaccrual loans                                    $         4,432        $       4,283     $        4,415     $       4,792
Accruing loans past due 90 days or more                         615                  278                249               386
                                                   --------------------------------------------------------------------------
Total non-performing loans                          $         5,047        $       4,561     $        4,664     $       5,178
                                                   ==========================================================================
Non-performing loans to total loans and leases                 0.92%                0.86%              0.87%             1.04%
Allowance for loan and lease losses to
  non-performing loans                                       167.13%              181.47%            174.64%           168.71%
Allowance for loan and lease losses to
  total loans and leases                                       1.54%                1.56%              1.53%             1.76%

(1) Cumulative effect change in accounting principle is due to the adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities", which resulted in a $159,000 pre-tax transition adjustment ($95,000 after-tax).

(2) Core cash earnings, as reported by the Company, excludes goodwill amortization, the write-downs taken for the other-than-temporary impairment on corporate debt securities, and the transition adjustment for the cumulative effect change in accounting principle.

(3)  Ratios are calculated using fully tax equivalent interest income.

                               CNB FINANCIAL CORP.
                   SUMMARY OF UNAUDITED FINANCIAL DATA FOR THE
                    SIX MONTHS ENDED JUNE 30, 2001 AND 2000

                                                      2001        2000
                                                     30-Jun      30-Jun
                                                    --------------------
CONDENSED CONSOLIDATED INCOME STATEMENT             (AMOUNTS IN THOUSANDS,
                                                 EXCLUDING PER SHARE AMOUNTS)

Interest income                                     $ 34,273    $ 34,568
Interest expense                                      18,362      17,410
                                                    --------    --------
Net interest income                                   15,911      17,158
Provision for loan  and lease losses                     620         740
                                                    --------    --------
Net interest income after
  provision for loan and lease losses                 15,291      16,418
                                                    --------    --------
Non-interest income:
Service charges on deposit accounts                    1,392       1,224
Net gain (loss) on securities transactions (1)           864        (326)
Other income                                             944       1,069
                                                    --------    --------
  Total non-interest income                            3,200       1,967
                                                    --------    --------
Non-interest expenses:
Salaries and employee benefits                         5,064       4,982
Occupancy and equipment                                1,609       1,427
Data processing                                        1,392       1,231
Goodwill                                                 663         663
Capital securities                                       788         835
Other expenses                                         3,327       3,685
                                                    --------    --------
  Total non-interest expenses                         12,843      12,823
                                                    --------    --------
Income before income tax expense and
 cumulative effect change in accounting principle      5,648       5,562
Income tax expense                                     1,672       1,466
                                                    --------    --------
Net income before cumulative effect
 change in accounting principle                        3,976       4,096

Cumulative effect change in accounting principle,
 net of tax (2)                                          (95)       --
                                                    --------    --------
Net income                                          $  3,881    $  4,096
                                                    ========    ========


(1) Includes write-down taken for the other-than-temporary impairment on corporate debt securities totaling $720,000 for the quarter ended June 30, 2000.

(2) Cumulative effect change in accounting principle is due to the adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities", which resulted in a $159,000 pre-tax transition adjustment.

FINANCIAL HIGHLIGHTS
Per common share:
Basic earnings - Before cumulative effect (1)     $      0.53 $      0.55
Basic earnings - After cumulative effect (1)      $      0.52 $      0.55
Diluted earnings - Before cumulative effect (1)   $      0.53 $      0.54
Diluted earnings - After cumulative effect (1)    $      0.52 $      0.54
Core cash diluted earnings (2)                    $      0.58 $      0.65

Common shares outstanding:
Average - diluted                                       7,502       7,533
Period end                                              7,421       7,475

Return on (annualized):
Average assets                                           0.81%       0.88%
Average stockholders' equity                            12.07%      15.05%
Average assets - core cash (2)                           0.91%       1.06%
Average stockholders' equity - core cash (2)            13.61%      18.11%

Yield on average earning assets (3)                      7.58%       7.88%
Cost of interest-bearing liabilities                     4.59%       4.43%
Net interest spread (3)                                  2.99%       3.45%
Net interest margin (3)                                  3.54%       3.96%

(1) Cumulative effect change in accounting principle is due to the adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities", which resulted in a $159,000 pre-tax transition adjustment ($95,000 after-tax).

(2) Core cash earnings, as reported by the Company, excludes goodwill amortization, the write-downs taken for the other-than-temporary impairment on corporate debt securities, and the transition adjustment for the cumulative effect change in accounting principle.

(3)  Ratios are calculated using fully tax equivalent interest income.